Exhibit 99.1


                 [Form of Union Bankshares, Inc. Letterhead]


                            FOR IMMEDIATE RELEASE

              Union Bankshares Announces First Quarter Earnings
                       and Quarterly Dividend Payment

Morrisville, VT April 16, 2003 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended March 31, 2003 was $1.229 million or $.41 per share compared to $1.169 million or $.39 per share for the same period in 2002.

Earnings increased 5% mainly due to an increase in net interest income and other operating income and a reduction in the loan loss provision. One-time merger-related costs of $155,000 were also recognized during the quarter.

A quarterly dividend of $.30 per share was declared on April 16, 2003 to shareholders of record April 26, 2003, payable April 29th.

Union Bank and Citizens Savings Bank and Trust Company are wholly-owned subsidiaries of Union Bankshares, Inc. offering deposit, loan, trust and commercial banking services in Northern Vermont. Combined, the banks operate from 12 banking offices and 28 ATM's in Vermont and a loan origination office in Littleton, NH. On February 18th, 2003, Union and Citizens announced plans to merge both banks into Union Bank. Regulatory approvals have been received; a mid-May merger is planned.



Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; the markets acceptance of and demand for the company's products and services; technological changes, including the impact of the internet on the company's business and on the financial services market place; impact of competitive products and pricing, and dependence on third party suppliers. For further information, please refer to the Union Bankshares reports filed with the Securities and Exchange Commission at www.sec.gov.


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